UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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 Filed by a Party other than the Registrant  ☐

 Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ITEX Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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To Our Valued Stockholders:

You are cordially invited to attend our annual meeting of stockholders which will be held at the Red Lion Hotel Fifth Avenue, 1415 Fifth Avenue, Seattle, WA 98101, on Monday, May 14, 2012, beginning at 3:30 p.m. local time. This year’s annual meeting is scheduled to coincide with the opening celebration of our 30th Annual ITEX Convention.

The accompanying proxy statement is designed to answer your questions and provide you with important information regarding our Board of Directors and senior management, and provide you information about the items of business which will be acted upon at this year’s annual meeting.

The three nominees for director named in the accompanying proxy statement are the current members of the Board of Directors of ITEX. WHITE proxy cards are being solicited on behalf of the Board of Directors. A 5% shareholder group consisting primarily of David Polonitza, Richard and Greta Polonitza (his parents), and Kirk Anderson (the “Polonitza Group”) is attempting to take control of ITEX by installing two of its own nominees in opposition to the Board’s nominees. Nominations made by the Polonitza Group are NOT endorsed by the Board. If the Polonitza Group’s two nominees are elected, they would constitute a majority of the board of directors and would take over control of ITEX.

DO NOT give David Polonitza and his hand-picked nominee control of ITEX.

We strongly urge you to vote for the nominees proposed by the current ITEX Board by using the enclosed WHITE proxy card and to discard the gold proxy or voting instruction card sent to you by the Polonitza Group.

Whether or not you plan to attend in person, it is important your shares be represented and voted at the meeting. I urge you to sign, date and return the enclosed WHITE proxy card or vote via toll-free telephone number or the Internet as directed on the WHITE proxy card, at your earliest convenience.

On behalf of the Board of Directors, we would like to express our appreciation for your continued interest and investment in ITEX. We look forward to greeting in person as many of our stockholders as possible.

Sincerely,

Steven White

Chairman of the Board

Chief Executive Officer

March 26, 2012

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

We will hold the annual meeting of stockholders of ITEX Corporation, a Nevada corporation (the “Company”), at the Red Lion Hotel Fifth Avenue, 1415 Fifth Avenue, Seattle, WA 98101, on Monday, May 14, 2012, beginning at 3:30 p.m. local time, for the following purposes:

1.	To elect three (3) directors to serve until the next annual meeting of stockholders or until their successors have been elected and qualified;

2.	To ratify the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent registered public accounting firm for fiscal year 2012;

3.	To transact such other business as may properly come before the meeting and any adjournment or postponement thereof.

Only stock holders of record at the close of business on March 16, 2012 will be entitled to notice of, and to vote at, this meeting. Please vote in one of the following ways:

•	use the toll-free telephone number on your WHITE proxy card to vote by phone;

•	visit the website noted on your WHITE proxy card to vote via the Internet; or

•	sign, date and return your WHITE proxy card in the enclosed postage-paid envelope to vote by mail.

YOUR VOTE IS IMPORTANT

Whether or not you plan to attend the meeting, you are urged to promptly complete, sign, date and return the enclosed WHITE proxy card in the envelope provided (or follow the instructions set forth in the enclosed proxy to vote by telephone or the Internet). If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy. However, in order to vote your shares in person at the meeting, you must be a stockholder of record or hold a valid proxy from your broker permitting you to vote at the meeting. For directions to the meeting, please visit the ITEX website at www.itex.com , or call 1-800-277-9722. If you have any questions or need assistance in voting your shares of ITEX stock, please call Alan Zimmelman at 1-800-277-9722, extension 4017.

Important notice regarding the availability of proxy materials for the stockholder meeting to be held on May 14, 2012.

The proxy statement and the fiscal 2011 Annual Report of ITEX Corporation are available at:

www.itex.com/ir/annualmeeting

A 5% shareholder group consisting primarily of David Polonitza, Richard and Greta Polonitza (his parents), and Kirk Anderson (the “Polonitza Group”) is attempting to take control of ITEX by installing two of its own nominees in opposition to the Board’s nominees. Nominations made by the Polonitza Group are NOT endorsed by the Board. If the Polonitza Group’s two nominees are elected, they would constitute a majority of the board of directors and would take over control of ITEX. The Board urges you to discard and not to sign or return any gold proxy or voting instruction card sent to you by the Polonitza Group. If you have previously submitted a gold proxy card sent to you by Polonitza Group, you may revoke it and vote for the Board of Directors’ nominees by using the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will be counted.

By Order of the Board of Directors

John Wade, Secretary

Bellevue, Washington

March 26, 2012

PROXY STATEMENT

INFORMATION ABOUT THE MEETING AND VOTING

Why did I receive these proxy materials from ITEX?

The Board of Directors of ITEX Corporation has made these materials available to you on the Internet or has delivered printed versions of these materials to you by mail, because the Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting of Stockholders which will be held on May 14, 2012, at 3:30 p.m. local time, at the Red Lion Hotel Fifth Avenue, 1415 Fifth Avenue, Seattle, WA 98101. We made these materials available to stockholders beginning on March 26, 2012. Our stockholders are invited to attend the annual meeting and are requested to vote on the proposals described in this proxy statement.

What is included in these materials?

These materials include:

o	Our proxy statement for the annual meeting;

o	Our 2011 annual report on Form 10-K, which includes our audited consolidated financial statements; and

o	Our quarterly reports on Form 10-Q for the quarters ended October 31, 2011 and January 31, 2012, which include our unaudited consolidated financial statements.

If you were mailed a full set of proxy materials or requested printed versions of these materials by mail, these materials also include the WHITE proxy card for the annual meeting

What am I voting on?

There are two items that will be voted on at the annual meeting:

o	the election of three (3) directors; and

o	ratification of the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent registered public accounting firm for fiscal year 2012.

What are our Board of Directors’ voting recommendations?

Our Board unanimously recommends that you vote your shares “FOR” each of the Board’s nominees on the WHITE proxy card and “FOR” the ratification of the appointment of Ehrhardt Keefe Steiner & Hottman PC.

Who is entitled to vote?

Stockholders of record at the close of business on the record date, March 16, 2012 (the “Record Date”), are entitled to vote on matters that come before the meeting. At the close of business on the Record Date, we had 3,641,341 shares of common stock and 399,584 shares of unvested restricted stock outstanding, for a total of 4,040,925 shares that are entitled to vote.

How do I vote for the Board’s recommended nominees?

If You Are a Registered Holder of Common Stock (Stockholder of Record)

If your shares are registered directly in your name with our transfer agent, OTR, Inc., you are considered the stockholder of record with respect to those shares. If you are a registered holder of common stock (including unvested restricted stock), you may vote your shares either by voting by proxy in advance of the meeting or by voting in person at the meeting. Whether or not you plan to attend the meeting, we urge you to promptly submit a proxy in one of the following ways:

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o	use the toll-free telephone number on your WHITE proxy card to vote by phone;

o	visit the website noted on your WHITE proxy card to vote via the Internet; or

o	sign, date and return your WHITE proxy card in the enclosed postage-paid envelope to vote by mail.

By submitting a proxy, you are legally authorizing another person to vote your shares on your behalf. We urge you to use the enclosed WHITE proxy card to vote “FOR” the Board’s nominees. If you submit your executed WHITE proxy card, but you do not indicate how your shares are to be voted, then your shares will be voted in accordance with the Board’s recommendations set forth in this proxy statement. If you later decide to attend the meeting and vote in person, that vote will automatically revoke any previously submitted proxy.

If You Hold Your Shares in “Street Name” (Beneficial Owner)

If you hold your shares in “street name,” i.e., through a bank, broker or other holder of record (a “custodian”), your custodian is considered the stockholder of record for purposes of voting at the annual meeting. Your custodian is required to vote your shares on your behalf in accordance with your instructions. If you do not give instructions to your custodian, your custodian is permitted to vote your shares with respect to routine matters, such as the ratification of the appointment of Ehrhardt Keefe Steiner & Hottman PC as our independent registered public accounting firm. On the other hand, if you do not give instructions to your custodian, your custodian will not be permitted to vote your shares with respect to non-routine matters, such as contested director elections. The election of directors at the annual meeting (Proposal 1) will be considered a non-routine matter. Thus, if you do not give your custodian specific instructions on Proposal 1, your shares will be treated as “broker non-votes” and will not be voted on Proposal 1. When the vote is tabulated for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not be counted in determining the number of shares necessary for approval. Accordingly, we urge you to promptly give instructions to your custodian to vote “FOR” the Board’s nominees by using the WHITE voting instruction card provided to you by your custodian. You will be given the option of voting over the Internet, by phone, by mail or in person. Please note that if you intend to vote your street name shares in person at the meeting, you must provide a “legal proxy” from your custodian at the meeting.

What if I receive proxy materials or a gold proxy or voting instruction card from the Polonitza Group?

Nominations made by the Polonitza Group are NOT endorsed by the Board. Because the Board currently consists of three directors, if the Polonitza Group’s two nominees are elected they would constitute a majority of the board of directors and would take over control of ITEX. The Board urges ITEX stockholders to discard any gold proxy or voting instruction card sent to you by the Polonitza Group.

The Board recommends that you DO NOT sign or return any gold proxy card that may be sent to you by the Polonitza Group, even as a protest. Voting against the Polonitza Group’s nominees on the gold proxy card that they send you is not the same as voting for the Board’s nominees. If you have previously submitted a gold proxy card, we urge you to revoke that proxy by voting in favor of the Board’s nominees by using the enclosed WHITE proxy card. Only the latest validly executed proxy that you submit will be counted.

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Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?

We are furnishing proxy materials to some of our stockholders via the Internet, instead of mailing printed copies of those materials to each stockholder. On April 4, 2012, we mailed a Notice to certain stockholders containing instructions on how to access our proxy materials and vote online or vote by telephone. If you received a Notice by mail, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice instructs you on how to access and review all of the important information contained in the proxy materials. The Notice also instructs you on how you may submit your proxy over the Internet. All stockholders may request by telephone, by Internet or by email to receive proxy materials in printed form or electronically by email. Instructions on how to access the proxy materials over the Internet or to request a paper copy may be found in the Notice.

How can I get electronic access to the proxy materials?

The Notice provides you with instructions regarding how to:

o	View our proxy materials for the annual meeting on the Internet; and
o	Instruct us to send future proxy materials to you electronically by email.

If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to those materials and a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Can I change my vote?

        You can change your vote by revoking your proxy at any time before it is exercised at the meeting in one of four ways:

o	vote again on the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the meeting will be counted); or

o	submit a proxy card with a later date;

o	vote in person at the annual meeting;

o	notify the ITEX Corporate Secretary in writing before the annual meeting that you are revoking your proxy.

If you have previously submitted a gold proxy card, we urge you to revoke that proxy by voting in favor of the Board’s nominees by using the WHITE proxy card or one of the other ways set forth above. Attendance at the annual meeting will not automatically revoke your previously granted proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked.

Why did I receive only one set of proxy materials although there are multiple stockholders at my address?

If one address is shared by two or more of our stockholders, we send only one set of proxy materials to that address unless we receive instructions to the contrary from any stockholder at that address. This practice, known as householding, is used to reduce printing and postage costs. A separate proxy card is included in the voting materials for each of these stockholders. If you share an address with another stockholder and have received only one set of voting materials, you may write or call us to request to receive a separate copy of these materials at no cost to you. Similarly, if you share an address with another stockholder and have received multiple copies of our proxy materials, you may write or call us to request future delivery of a single copy of these materials. If you are a beneficial owner of shares held in street name, you can request or cancel householding by contacting your bank, broker, or nominee.

You may contact us regarding these matters by writing or calling us at:

ITEX Corporation

Attn: Investor Relations

3326 160th Avenue SE, Suite 100

Bellevue, WA 98008

1-800-277-9722 (extension 4017)

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What constitutes a quorum for the annual meeting?

The presence of the owners of 51 percent of the shares entitled to vote at the annual meeting is required in order to hold the meeting and conduct business. Presence may be in person or by proxy. You will be considered part of the quorum if you voted on the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail, or if you are present and vote at the annual meeting.

What is required to approve each proposal?

Election of Directors:    The three nominees who receive the most votes will be elected. Any shares not voted (whether by withheld vote, broker non-vote, or otherwise) are not counted in determining the outcome of the election, although they may have the effect of reducing the likelihood that the applicable director nominee would be elected.

Ratify the Appointment of our Independent Auditors: To ratify the appointment of our independent auditors, the number of shares voted in favor of the proposal must exceed the number of shares voted against. Any shares not voted (whether by abstention, broker non-vote, or otherwise) would not be included in the vote totals and, as such, will have no effect on the outcome of this proposal.

Other Matters:    Approval of any unscheduled matter, such as a matter incident to the conduct of the meeting, would require the affirmative vote of a majority of the votes cast. Any shares not voted (whether by abstention, broker non-vote, or otherwise) are not counted in determining the outcome of the vote.

How can I attend the annual meeting?

You are invited to attend the annual meeting only if you were an ITEX stockholder or joint holder as of the close of business on March 16, 2012 or if you hold a valid proxy for the annual meeting. In addition, if you are a stockholder of record (owning shares in your own name), your name will be verified against the list of registered stockholders on the Record Date prior to your being admitted to the annual meeting. If you are not a stockholder of record but hold shares through a broker or nominee (in street name), you should provide proof of beneficial ownership on the Record Date, such as a recent account statement or a copy of the voting instruction card provided by your broker or nominee.

Where can I find voting results of the annual meeting?

We will announce preliminary voting results on Form 8-K within four business days of the meeting, and final voting results on Form 8-K within four business days of certification by the inspector.

What is the deadline for submitting proposals for next year’s annual meeting or to nominate individuals to serve as directors?

You may submit proposals, including director nominations, meeting the following requirements for consideration at future stockholder meetings.

Stockholder Proposals: Stockholders who wish to submit proposals for inclusion in ITEX’s 2013 proxy statement pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) must submit their proposals so that they are received at our principal executive offices no later than the close of business on December 6, 2012, which is 120 calendar days prior to the anniversary of this year’s proxy mailing date. A stockholder who wishes to submit a proposal under Rule 14a-8 must qualify as an “eligible” stockholder and meet other SEC requirements. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

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Our bylaws provide that for an eligible stockholder proposal to be considered for inclusion in ITEX’s proxy statement for the annual meeting next year (other than matters properly brought under SEC Rule 14a-8), the written proposal must be delivered to the Corporate Secretary of ITEX at our principal executive offices not less than 90 nor more than 150 days before the anniversary of this year’s annual meeting. As a result, any notice given by a stockholder pursuant to these provisions of our bylaws (and not pursuant to the SEC Rule 14a-8) must be received no earlier than December 16, 2012, and no later than February 14, 2013, unless the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the this year’s annual meeting. In that case, we must receive proposals not later than the close of business on the later of (i) the 60th day prior to such annual meeting or (ii) the 15th day following the day on which we first make a public announcement of the date of the meeting. To be in proper form, a stockholder’s notice must include the specified information concerning the proposal as described in our bylaws. A copy of the bylaws may be obtained from the Corporate Secretary by written request, and also is available on our corporate web site at www.itex.com on the “Investor Relations” page under the link “Governance — Corporate Bylaws.”

Nomination of Director Candidates: You may propose director candidates for consideration by the Board’s Nominating Committee. Any such recommendations should include the information specified described in our bylaws, which includes the nominee’s name and qualifications for Board membership, information regarding the candidate as would be required to be included in a proxy statement filed pursuant to SEC regulations, and a written indication by the recommended candidate of her or his willingness to serve, and should be directed to the Corporate Secretary of ITEX at our principal executive offices: ITEX Corporation, 3326 – 160th Ave SE, Suite 100, Bellevue, WA 98008, within the time period described above under “Stockholder Proposals” for proposals other than matters brought under SEC Rule 14a-8.

How may I communicate with ITEX’s Board or the non-management directors on ITEX’s Board?

You may contact any of our directors by writing to them c/o ITEX Corporation, 3326 – 160th Ave SE, Suite 100, Bellevue, WA 98008. You may also send an email to ITEX’s Board at board@itex.com. Each communication should specify the applicable director or directors to be contacted as well as the general topic of the communication. We may initially receive and process communications before forwarding them to the applicable director. We generally will not forward to the directors a shareholder communication that is determined to be primarily commercial in nature, that relates to an improper or irrelevant topic, or that requests general information about ITEX. Concerns about accounting or auditing matters or communications intended for non-management directors should be sent to the attention of the Chair of the Audit Committee at the email address above. Our directors may at any time review a log of all correspondence received by ITEX that is addressed to the independent members of the Board and request copies of any such correspondence.

BACKGROUND OF THE SOLICITATION

On February 7, 2007, Mr. David Polonitza sent a letter to ITEX and posted the contents on the Internet, stating that he was quite pleased with management’s ability to stabilize the company and create shareholder value; in his opinion, now was the time for ITEX to conduct a major share repurchase either in the open market or through a tender offer; and that a return of capital to shareholders through share repurchases would be the best use of the company’s capital.

On November 1, 2007, Mr.  Polonitza filed a Statement of Beneficial Ownership on Schedule 13G with the SEC indicating that he, Rebecka Polonitza (David Polonitza’s wife), Richard and Greta Polonitza (David Polonitza’s parents), Jonathan Polonitza (David Polonitza’s brother), together with Kirk Anderson, David Lin, and Paul Kim (the “Polonitza Group”) had acquired 5% of the outstanding shares of ITEX’s common stock. The Polonitza Group represented that the shares were not acquired and were not held for the purpose of or with the effect of changing or influencing the control of ITEX.

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On December 12, 2007, Western Sizzlin Corporation announced its intention to commence an exchange offer for all outstanding shares of ITEX. Western Sizzlin stated that it sought to acquire ITEX because it believed a capital allocation strategy utilizing its holding company structure would allow surplus cash generated by ITEX to be channeled to the parent for reallocation in pursuit of attaining high risk-adjusted returns.

On December 14, 2007, Mr. Polonitza attended the ITEX annual stockholder meeting. Mr. Polonitza joined Steven White, ITEX CEO, and Alan Zimmelman, Investor Communications representative, for dinner after the stockholder meeting, and the three had general discussions about the Company.

On December 28, 2007, the Polonitza Group converted the Schedule 13G to a Schedule 13D, disclosed the departure of David Lin and addition of Benjamin Polonitza (his brother), and reported that it opposed the share exchange offer as tendered by Western Sizzlin Corporation on December 27, 2007. The Schedule 13G disclosed the group’s intentions to have discussions from time to time with ITEX’s management regarding, among other things, the tender offer, the Company’s operating performance, and various means of enhancing stockholder value.

On January 5, 2008, Mr. Polonitza sent an email to Alan Zimmelman, Investor Communications representative, warning that Western Sizzlin’s Chairman may try to force his way on to ITEX’s board of directors after the tender offer. Mr. Polonitza strongly recommended that the Board engage in a transaction or take certain steps to mute the influence of Western Sizzlin, and felt that “a private placement would be the best means to accomplish this,” and the “inclusion of a poison pill might also be a way to achieve this measure.”

On January 10, 2008, Mr. Polonitza sent a letter to the ITEX Board of Directors, urging them to not accept common stock of the Western Sizzlin Corporation at the current exchange ratio.

Effective May 1, 2008, ITEX retained Montgomery & Co LLC (“Montgomery”) as its financial advisor to provide strategic advice following t the unsolicited offer from Western Sizzlin with respect to the acquisition of the Company. Montgomery was retained to assist the Board in evaluating credible offers and the appropriateness of various strategic and financial alternatives designed to enhance stockholder value, including possible acquisition and partnering transactions, the possibility of pursuing the sale of ITEX, and to periodically update senior management and the Board regarding prevailing market conditions for mergers and acquisitions. The engagement ended October 31, 2008.

On June 19, 2008, Mr. Polonitza sent an email to Mr. White, CEO, stating that Mr. White had done a terrific job since taking over the Company, and that the lack of response to Western Sizzlin’s tender offer indicated that many shareholders agreed with Mr. Polonitza.

On December 12, 2008, Mr. Polonitza attended the ITEX stockholder meeting. Alnesh Mohan and Sanjeev Parsad of Vancouver, B.C. were also in attendance. Mr. Polonitza joined Mr. White and Mr. Zimmelman for dinner after the stockholder meeting, and the three had general discussions about the Company. Mr. Polonitza voiced his feelings that Mr. White was operating the Company efficiently and was complimentary about the performance during the past year.

On March 3, 2009, the Polonitza Group amended its Schedule 13D to report it had acquired 6% of the outstanding shares of ITEX.

On August 19, 2009, Mr. Polonitza phoned Mr. White and informed him that he had 1.5 million shares with ability to get 1 million more shares, or he could contribute cash to an ITEX “going private” transaction. Mr. White communicated that going private was not part of the Board’s current strategic plan.

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On September 17, 2009, Mr. Polonitza sent a letter to ITEX nominating three candidates for election as directors at the 2009 annual meeting of stockholders. The three nominees were himself, Alnesh Mohan and Rahul Pagidipati.

On September 23, 2009, the Polonitza Group amended its Schedule 13D to add the Pagidipati Family LP, including Rahul Pagidipati, Dr. Devaiah Pagidipati and Dr. Rudrama Pagidipati (parents of Rahul); Andrew Cooke, Alnesh Mohan, Sanjeev Parsad, and several of their affiliated companies (MPIC Fund I, LP, MPIC Canadian Limited Partnership, Corner Market Capital U.S., Inc., Corner Market Management Inc., and Corner Market Capital Corporation) to the group, which more than doubled its position to 12.21% of the outstanding shares of ITEX. The Schedule 13D indicated that the three Polonitza Group nominees were nominated in response to concerns about certain governance and capital allocation matters.

On November 30, 2009, Eric Best, Chairman of the Nomination Committee sent a letter to Mr. Polonitza thanking him for his interest in ITEX and his recent nominations, and explaining why the Committee did not accept his nominees as candidates for the year’s election. The reasons cited included it was unclear whether they had any knowledge of the barter industry or had other compelling industry experience that would directly benefit the Company; it was unclear what contributions the nominees could be expected to make to the collective functioning of the Board and to the governance of the Company; the fact that the nominations were submitted on the last calendar day possible giving the Committee little time to get to know the nominees before proxy deadlines; the unclear intentions of the candidates; that at no time did the nominees indicate any specific plans for the Company; that it was unclear whether they would represent fairly and equally all shareholders and not serve for the purpose of advancing or favoring any particular shareholder or other constituency; and the fact that since most of the nominees were geographically distant from the Company’s operations, it would represent additional governance costs.

On December 11, 2009, Alnesh Mohan and Sanjeev Parsad attended the ITEX shareholder meeting. In the Q&A session, Mr. Parsad asked whether the Board had considered a capital allocation strategy utilizing a holding company. He recommended a holding company structure which would allow surplus cash generated by ITEX to be channeled to the parent for reallocation and deployment in pursuit of attaining a higher return on investment. Mr. White responded that removing cash to a holding company was not part of the Board’s strategic plan. Mr. Parsad also expressed disappointment that no shares had been repurchased by ITEX, and there was a general discussion as to the relative merits of a stock repurchase plan versus the payment of cash dividends as a means of returning capital to stockholders.

On March 23, 2010, a letter was sent by the Polonitza Group to the Board of Directors of ITEX applauding management for adopting “our suggestion of authorizing a share repurchase plan” and seeking additional changes. Issues raised by the group included increasing franchise locations and improving franchise profitability, improving corporate governance, providing additional services to members, managing the SuperMedia relationship, managing cash flow differently, separating the CEO and CFO positions, and improving member retention rates.

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On April 1, 2010, in order to correct what he believed to be misstatements made in the group’s letter of March 23, 2010, Mr. White sent a letter to the Polonitza Group to “correct the record and respond to several inaccurate statements.” These included (1) the inaccurate statement that ITEX adopted “our suggestion by authorizing a share repurchase plan.” Mr. White pointed out that since 2003 ITEX had repurchased and retired more than 2,000,000 shares of common stock, and in October 2009 had approved a $1.0 million stock repurchase plan; (2) the inaccurate statement that the creation of “exit questionnaires” was in response to the Polonitza Group’s suggestion, when in fact ITEX had a member exit policy and tracking mechanism for several years; and (3) the inaccurate statement that “halting the grant of stock options as compensation to the board members” had occurred since the Polonitza Group’s campaign began, when in fact, since 2003 (when the current board had first been elected) ITEX had never compensated the Board (or employees) with stock options. Mr. White reminded the Polonitza Group that ITEX had adopted these corporate initiatives as a result of the Board’s strategic plan and not in response to their suggestions. Mr. White noted that the suggestions of the Polonitza Group relating to the business operations of ITEX were overly general and did not offer any clear execution plan.

On April 6, 2010, the Polonitza Group amended its Schedule 13D to report it had acquired 12.69% of the outstanding shares of ITEX.

On May 12, 2010, ITEX announced that its Board of Directors had approved the initiation of a quarterly cash dividend to its stockholders.

On June 14, 2010, Mr. Parsad sent an email to Mr. White requesting a conference call with the full Board of Directors and members of the group, to include Rahul Pagidipati, Mr. Polonitza, Mr. Mohan and Mr. Parsad. Mr. Parsad submitted an agenda of group initiatives, which were similar to the issues raised in the Polonitza Group’s letter of March 23, 2010, but added the topics of group voting and the potential to list ITEX’s common stock on NASDAQ. Mr. Parsad also presented a Memorandum of Understanding for ITEX to sign prior to the meeting which would allow the Polonitza Group to continue trading ITEX stock irrespective of the topics discussed. Mr. White communicated by email that the Board would not enter into potentially confidential discussions under these circumstances.

On June 30, 2010, the Polonitza Group amended its Schedule 13D to report the departure of Benjamin and Jonathan Polonitza (David Polonitza’s brothers).

On September 8, 2010, the Polonitza Group amended its Schedule 13D to report the departure of Rebecka Polonitza (David Polonitza’s wife) and her disclaiming all beneficial ownership of her shares in ITEX, and that it had acquired 13.14% of the outstanding shares of ITEX.

On September 8, 2010, the Polonitza Group filed preliminary proxy materials providing notice of its intent to nominate three directors in opposition to the slate of directors nominated by the Board of Directors. The Polonitza Group also sent a letter informing ITEX of its intention to solicit proxies to elect a slate of three nominees, and demanded registered and beneficial stockholder information under Rule 14a-7 under the Exchange Act.

On September 15, 2010, ITEX sent its stockholder information to the Polonitza Group as provided by Rule 14a-7 under the Exchange Act.

On October 6, 2010, ITEX filed its preliminary proxy statement with the SEC. At the time of the 2010 proxy contest we referred to the Polonitza Group as the “Pagidipati Group,” as a result of the controlling influence of the Pagidipati family. The Schedules 13D filed by the group in 2010 indicated that the Pagidipati family owned more shares than any other person or family within the group; had the largest percentage of ownership of ITEX shares by a group member; had more cash invested than any other person or family within the group; and had more individual members in the group than any other.

On October 18, 2010, the Polonitza Group filed its preliminary proxy statement with the SEC under the name “The Committee to Enhance ITEX.” It advocated the payout of excess capital to shareholders through dividends and share repurchases, listing ITEX on a NASDAQ exchange, and hiring a full-time CFO.

On October 20, 2010, the Polonitza Group announced it had mobilized an executive leadership team to lead ITEX and implement its plan for change in the event its nominees were elected at the annual meeting.

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On November 4, 2010, ITEX filed its definitive proxy statement with the SEC.

On November 9, 2010, the Polonitza Group filed its definitive proxy statement with the SEC.

On December 10, 2010, ITEX filed a Form 8-K with the SEC announcing the preliminary results of the annual meeting, in which each of the Board’s recommended nominees for director was re-elected to serve for an additional one-year term.

On December 15, 2010, ITEX filed a Form 8-K with the SEC announcing the final certified results of the annual meeting, in which each of the Board’s recommended nominees for director was re-elected.

On December 17, 2010, the Polonitza Group amended its Schedule 13D to report it had acquired 14.1% of the outstanding shares of ITEX. The report indicated that the Polonitza group may continue to make proposals to ITEX and seek board representation.

Between December 17 and December 21, 2010, David Polonitza had discussions with ITEX’s outside counsel by telephone regarding the Polonitza Group initiatives. Mr. Polonitza sought the return of $1.9 million of capital to stockholders over the next 12 months and the addition of two independent directors. Mr. Polonitza stated his #1 objective was the return of capital. ITEX through counsel proposed a return of capital to stockholders of $1.6 million over the next 12 months in the form of regular and special dividends and the addition of two qualified independent directors (with the Polonitza Group given veto power over the choice of the second director), in exchange for an agreement from the Polonitza Group to not initiate a proxy solicitation in opposition to the election of the board of directors before December 31, 2013. Counsel discussed ITEX’s desire to reload its 2004 Equity Incentive Plan and Mr. Polonitza suggested 250,000 shares as the reload limitation. Mr. Polonitza said he would talk to the rest of the members of the Polonitza Group and get back to counsel. Based on the discussion and statements made by Mr. Polonitza, ITEX’s counsel was left with the impression and belief that the negotiations would result in an imminent settlement agreement.

On December 22, 2010, Mr. Polonitza contacted ITEX’s outside counsel by telephone and indicated that the Polonitza Group now demanded that a total of $4.16 million of capital be returned to stockholders, more than doubling the demand of the previous day. As a result of the sudden, material change in the Polonitza Group’s demands, Mr. White believed Mr. Polonitza was not negotiating in good faith and terminated the negotiations.

On February 14, 2011, ITEX filed a Form 8-K announcing it had approved an amendment to the 2004 Equity Incentive Plan, adding 400,000 shares that could be delivered pursuant to awards granted under the plan. No shares had been available for award purposes under the 2004 Equity Incentive Plan since November 2009.

On February 22, 2011, Mr. Polonitza contacted ITEX’s outside counsel by telephone and stated his belief that the 2004 Equity Incentive Plan could not be amended without shareholder approval. Counsel directed Mr. Polonitza to the section of the plan that made provision for amendment without shareholder approval.

On February 25, 2011, Mr. Polonitza contacted director Eric Best by telephone and threatened to name him in a lawsuit over his approval of the amendment to the 2004 Equity Incentive Plan.

On March 11, 2011, ITEX announced that it had adopted a stockholder rights plan that would be activated when an acquiring person had acquired, or obtained the right to acquire, beneficial ownership of more than 15% of the outstanding common stock of ITEX.

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On April 5, 2011, Mr. Polonitza contacted director Eric Best by telephone and stated his intention to initiate a new proxy contest and to name Mr. Best and director John Wade in a lawsuit over their approval of the amendment to the 2004 Equity Incentive Plan and grant of equity awards under the plan. Mr. Best informed Mr. Polonitza that the CEO grant had a vesting period of more than 10 years.

On April 27, 2011, Mr. Polonitza sent a letter to the Board of Directors demanding that the Board respond to a series of questions about various corporate transactions, including compensation transactions, equity transactions, and director independence, and demanded related corporate records. The Board did not respond to Mr. Polonitza’s demands.

On August 23, 2011, the Polonitza Group amended its Schedule 13D to reflect the departure of a majority of the members of the group. It was reported that Paul Kim, Rahul Pagidipati, Sidd Pagidipati, Pagidipati Family Limited Partnership, Drs. Devaiah and Rudrama Pagidipati, Alnesh Mohan, Sanjeev Parsad, G. Andrew Cooke, MPIC Fund I, LP, MPIC Canadian Limited Partnership, Corner Market Capital U.S., Inc., Corner Market Management Inc., and Corner Market Capital Corporation, had left the Polonitza Group. It was reported that the departing persons had no agreement to act together with the Polonitza Group members for the purpose of acquiring, holding, voting or disposing of equity securities of ITEX. The group now reported owning 5.7% of the outstanding shares of ITEX.

On September 7, 2011, Mr. Polonitza filed a lawsuit against ITEX’s directors, and also ITEX as a nominal defendant, alleging shareholder derivative claims and seeking unspecified damages, costs and attorney’s fees (David Polonitza v. Steve White, Eric Best and John Wade and ITEX Corporation as a nominal defendant, King County Superior Court for the State of Washington, Case No. 11-2-30760-3).

On September 12, 2011, the Polonitza Group filed an amendment to its Schedule 13D, providing notice of its intent to nominate two directors, David Polonitza and Dr. Wayne P. Jones, in opposition to the directors nominated by the Board of Directors.

On September 12, 2011, Mr. Polonitza sent a letter informing ITEX of its intention to solicit proxies to elect a slate of two nominees, and demanded registered and beneficial stockholder information under Rule 14a-7 under the Exchange Act.

On September 23, 2011, ITEX sent the requested stockholder information to the Polonitza Group, after receiving written confirmation from Mr. Polonitza that neither he, not any members of the former Polonitza Group, had retained any copies, whether in paper, electronic or other medium, of the ITEX shareholder information previously provided to the Polonitza Group in 2010 under Rule 14a-7 under the Exchange Act.

On September 28, 2011, the Polonitza Group filed its preliminary proxy statement with the SEC.

On March 1, 2012, ITEX filed its preliminary proxy statement with the SEC.

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POLONITZA GROUP DIRECTOR NOMINEES

The Board strongly opposes and does NOT endorse the Polonitza Group nominees. The Board urges ITEX stockholders to discard any gold proxy or voting instruction card sent to you by the Polonitza Group. The Board of Directors believes that re-election of the current directors to serve for another term is important to the future success of ITEX and in the best interest of our stockholders for several reasons.

The Future of ITEX is at Stake

The Polonitza Group has stated its intention to propose two of its own director nominees for election at the annual meeting in opposition to the Board’s recommended nominees, and to solicit proxies for that purpose. The three nominees standing for election who receive the greatest number of votes cast at the meeting will be elected as directors. Because the Board currently consists of three directors, if the Polonitza Group’s two nominees are elected they would constitute a majority of the board of directors and would take over control of ITEX.

Make no mistake! The Polonitza Group is not just seeking representation on the board. It does not merely want its voice to be heard or to impact the way ITEX is run. The Polonitza Group is once again trying to seize absolute control of ITEX. DO NOT give the Polonitza Group control of ITEX!

The Board Nominees have Valuable and Relevant Experience

The ITEX nominees, Steven White, John Wade, and Eric Best, have broad knowledge of ITEX and the barter industry gained not only from their years of service on the ITEX Board, but prior business interactions with the barter industry dating back to 1998. In Mr. White’s case, he has more than 28 years of entrepreneurial, executive and board-level experience in the barter industry. Each of the Board nominees has executive or director experience with other public companies. Our current directors offer a level of industry experience that far exceeds the experience presented by the opposition slate. All three of the ITEX nominees have made tremendous contributions to ITEX over the years and have knowledge and experience that is instrumental to ITEX’s strategy and success. We believe that by virtue of their qualifications and skills as set forth below in “Director Qualifications and Skills,” the slate of nominees nominated by our Board is highly qualified to lead ITEX.

The Board Nominees have Consistently Delivered Value to Stockholders

The ITEX Board has created tangible value for its stockholders, members, employees and franchisees; and generated profits, positive cash flows and returns for investors. Since the current directors began their term in 2003, ITEX has:

•	achieved eight consecutive years of profitable operations (fiscal 2004 through 2011);
•	increased revenue by 55%;
•	increased annual operational cash flow from a net loss in 2003 to $1.7 million in 2011;
•	increased stockholder equity from a negative ($481,000) in 2003 to $14.8 million in 2011;
•	increased cash from $104,000 at July 31, 2003, to $5.4 million at July 31, 2011;
•	returned $2.6 million to stockholders in the form of stock buybacks and cash dividends;
•	generated $9.5 million in operational profits;
•	generated $14.2 million in cash flow from operations; and
•	generated $19 million in pre-tax income.

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The Polonitza Nominees Lack Relevant Experience

The Board believes that Mr. Polonitza is not qualified and is the wrong choice for several reasons, beginning with his inexperience. He has no experience in the barter industry, has never served as an executive or director of a public company, and we believe he has no relevant business experience that would build value at ITEX. We believe his lack of relevant experience is more than enough to disqualify Mr. Polonitza outright.

The other Polonitza Group nominee, Wayne P. Jones, joined Mr. Polonitza in a losing campaign in opposition to the Board in the election contest of 2010. The current directors believe that Mr. Jones is the wrong choice for ITEX. He lacks experience in the barter industry and has never served as an executive or director of a public company. Mr. Jones does not own any shares of ITEX. He has been in the academic world for many years. His resume indicates that his last job in the corporate world was with Tumbleweed Restaurants (formerly TWED), serving from 1997 to 2000. He was Vice President of Marketing and Development and helped market the initial public offering of Tumbleweed Restaurants in January 1999 at $10.00 per share. Following the initial public offering, the company experienced losses and inconsistent earnings, was unable to adequately finance its operations, and ultimately, went private in 2003 for $1.10 per share.

The Polonitza Nominees Should not be Trusted with ITEX’s Future

Mr. Polonitza has sought to appoint himself to the board of directors at each annual meeting since 2009, and has once again decided to use public confrontation to gain control of ITEX. He has been subjecting ITEX to costly litigation and is now running a proxy contest. He is not just seeking representation on the Board. He is once again trying to seize absolute control of ITEX by controlling the Board.

Over the last two years Mr. Polonitza’s assault on the ITEX Board has intensified. He has publicly expressed a variety of reasons for opposing the current board, ranging from matters of corporate structure and governance, to board policy and operational decisions. Different issues have been advocated by Mr. Polonitza at different times, some contradicting or ignoring previous positions taken. See above, “Background of the Solicitation.” For example, in the last election contest the Polonitza Group stated that, if elected, they would immediately begin significant systematic returns of excess capital to shareholders through dividends and share repurchases. In December 2010, Mr. Polonitza stated that return of capital to stockholders was his #1 objective. However, in its preliminary proxy materials for this contest, the return of capital to stockholders is not part of the Polonitza Group’s platform.

When the Board took specific corporate actions which had previously been recommended by the Polonitza Group, such as instigating a share repurchase program or adopting a shareholders rights plan, these same actions became new complaints and are now part of Mr. Polonitza’s lawsuit against the Board.

When given the opportunity to achieve substantially all of his then current shareholder demands in exchange for a limited-term agreement to not run for election in opposition to the current board, Mr. Polonitza abruptly changed the terms and walked away. (See entries of December 17 through December 22, 2010 above, under “Background of the Solicitation.”)

This incident, among others, together with Mr. Polonitza’s past actions and ability to reverse his stated agenda when it suits his current election campaign, has led the Board to believe that Mr. Polonitza is not sincere and that his claim of seeking benefits for all shareholders is a pretense for his own personal ambitions. Regardless of the issue of the month, the constant theme has been Mr. Polonitza’s opposition to the Board and desire to govern ITEX.

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As a result of Mr. Polonitza’s past actions and pattern of behavior, the Board does not believe Mr. Polonitza can be trusted to act in the best interest of ITEX stockholders. We believe his behavior indicates a self-interested agenda to gain control of ITEX. We are uncertain about his intentions for ITEX and whether he would represent fairly and equally all stockholders.

Mr. Polonitza has recently filed a lawsuit which the Board believes is improperly being used to bolster Mr. Polonitza’s bid for control. (For description of the litigation, see entry of September 7, 2011 above, under “Background of the Solicitation.”) Mr. Polonitza currently opposes and seeks to rescind the following actions taken by ITEX in 2011: (1) the adoption of the shareholders rights plan, (2) the amendment of the 2004 Equity Incentive Plan and award of restricted stock grants under the amended plan, (3) a private placement of common stock to ITEX franchisees, and (4) ITEX’s stock repurchase program.

Unfortunately, as noted above, Mr. Polonitza’s current position is dramatically inconsistent with his past recommendations. He has recommended that ITEX adopt a shareholder rights plan, conduct a private placement, and initiate a stock repurchase plan to return capital to stockholders. See above, “Background of the Solicitation.” In its last proxy contest just fifteen months ago, the Polonitza Group expressly advocated the “payout of excess capital to stockholders through dividends and share repurchases.”

The Polonitza Nominees Have Not Articulated a Sustainable Business Plan;

But They Will Spend Your Money

We believe the Polonitza Group’s “plan to maximize stockholder value” as disclosed in its preliminary proxy statement provides little tangible value to stockholders. Other than opposing the actions of the current board of directors, the Polonitza Group’s plan consists of hiring a CFO, expanding the board and focusing on organic growth. None of these actions are assured of creating any value for stockholders, but all would come with increased cost to the Company.

How will the Polonitza Group fund its plan? The Polonitza Group believes that its initial additional cash expenditures in connection with a change in control in the board will not exceed $555,000. But this is just the start. This amount does not include what will be expended on its organic growth initiatives, such as “focusing on franchising,” “ensuring the integrity of the ITEX Marketplace,” or “increasing the recruitment of national businesses and partners.”

The Polonitza Group believes that its business plan can be funded in part by “operational cash flow.” The problem is, the current numbers don’t support this belief. Last fiscal year ITEX earned about $1.68 million in operational cash flow; used $520,000 for acquisitions and loans to franchisees, and returned $940,000 to stockholders in the form of dividends and share repurchases. This leaves about $217,000 in net cash. This is not enough to fund the plan. Additional cash from operations might be provided by terminating acquisition activity or no longer returning capital to stockholders in the form of dividends and share repurchases, but none of these measures have been proposed.

The Polonitza Group believes that its plan can be funded in part by a “reduction in overhead expenses.” ITEX has 20 individuals working at its corporate office in Bellevue, Washington. The current Board operates in a very lean, efficient manner. There are no secretaries or administrative assistants. Everyone from the CEO to customer service representatives answer their own phones and e-mail. We have created a paperless office, and converted most of our customers to electronic statements and auto pay. There is not a whole lot to cut. The Polonitza Group has not disclosed whether new hires will be needed to implement its business plan.

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On the revenue side, the Polonitza Group’s plan includes “improving the profitability of existing franchisees.” Since franchisee expenses are reasonably fixed, this may mean increasing franchise revenues by decreasing the transactional revenues received by ITEX, thus reducing our operational margins. Unfortunately, this action would further reduce ITEX’s operational cash flow. This reduction could be offset by increased volume, if ITEX can increase its number of franchises and revenue sources. But ITEX and its stockholders would be left to gamble on uncertain franchise expansion, in an uncertain economy, to salvage its profitability. Prior to the term of the current Board, ITEX was losing money as a result of expenditures related to a failed franchise expansion policy. We believe this initiative is risky, with a low probability of success.

So we are left with the Polonitza Group’s statement that its business plan “can be funded by ITEX’s current cash on its balance sheet.” The irony of this is that if the Polonitza Group’s plan does not generate enough cash to fund itself, it will ultimately need to rely on the cash created for stockholders as a result of the policies and strategies of the current Board.

The Polonitza Nominees are a Bad Fit for the Company

We believe Mr. Polonitza has been confrontational rather than genuinely engaging the Board to determine whether a proxy fight could be averted. He has initiated a protracted conflict that has already harmed the financial performance of ITEX as a result of increased litigation and proxy contest costs. It is difficult to envision how he could be expected to constructively contribute to the collective functioning of the Board. We believe that Mr. Polonitza by his actions has made it very clear that he refuses to consider anything short of a change in control in the Board and total control of ITEX.

We believe a change in control of ITEX could be potentially destabilizing for ITEX’s business because our financial success depends on our franchisees and our long-term relationship building with franchisees would be jeopardized by a complete lack of continuity. Furthermore, election of the Polonitza Group nominees would cause a “change in control” under our change in control agreements, which would result in additional costs and accounting charges for ITEX, and which may raise additional questions about key employee retention. See “Employment and Change-in-Control Agreements” on page 23 for a description of these charges.

For these reasons, we are recommending that stockholders vote for the nominees of the Board of Directors of ITEX instead of the Polonitza Group nominees. We believe that the ITEX Board nominees consisting of continuing directors are best suited to continuing the policies and strategies that are fueling ITEX’s growth and financial performance, and that the ITEX Board nominees will continue to add tremendous value to the Board, to the ultimate benefit of our stockholders.

DO NOT give David Polonitza and his hand-picked nominee control of ITEX.

We strongly urge ITEX stockholders to vote for the Board’s highly qualified nominees by using the WHITE proxy card and to

discard the gold proxy card sent you by the dissidents.

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ELECTION OF DIRECTORS

PROPOSAL 1

Nominees for Election as Directors of ITEX Corporation

Our Board of Directors is currently composed of three (3) members. It is intended that proxies in the accompanying form will be voted for the election of three nominees to constitute the Board of Directors of ITEX. These nominees are Steven White, Eric Best and John Wade each of whom has consented to serve and be named in this proxy statement. The Board recommends that you use the enclosed WHITE proxy card to vote “FOR” each of the Board’s three nominees for Director.

Directors elected at the annual meeting will hold office until the next annual meeting or until their successors have been elected and qualified. Each of the three nominees for director is currently a director of the Company.

Business Experience

The name, age, present principal occupation or employment, directorships and the material occupations, positions, offices or employments for at least the past five years, of each current director of ITEX Corporation are set forth below. Unless otherwise indicated, each person has held the occupation listed opposite his name for at least the past five years.

Name	Age	Current Principal Occupation or Employment and Five-Year Employment History	Director Since

Steven White	53	Chief Executive Officer, Interim Chief Financial Officer and Chairman of the Board of Directors of ITEX Corporation (2003-present); President Lakemont Capital (2002-2003); Sr. Vice President of Network Commerce (2000-2001); Chief Executive Officer and Founder of Ubarter.com (1996-2000); President and Founder of Cascade Trade Association (1983-1996)	2003

Eric Best	42	Director of ITEX Corporation (2003-present); Chief Executive Officer of Mercent Corporation (2005-present); Chief Executive Officer of Emercis (1998-2000); Chief Executive Officer of MindCorps (1996-1999); Co-Founder at Impresys (2009 – present); Chairman of the Board of Directors of Morse Best Innovation (2000-2010). Member of Seattle Pacific University Entrepreneurial Studies Council	2003

John A. Wade	49	Director, Secretary and Treasurer of ITEX Corporation (2003-present); Principal of Wade Consulting (2007-present); Chief Financial Officer of Aptimus, Inc. (1998-2007); Chief Financial Officer and Chief Operating Officer of Buzz Oates Enterprises (1994-1998)	2003

Director Qualifications and Skills

We believe that each of our nominees has professional experience in areas relevant to our strategy and operations. Each of our Directors served in key management positions in a range of companies, including businesses through which they have developed, as a group, expertise and experience in core business skills such as strategy and business development, innovation, operations, brand management, finance, compensation and leadership development, and compliance and risk management. We also believe each of our nominees has other attributes necessary to create an effective board: the willingness to engage management and each other in a constructive and collaborative fashion; high personal and professional ethics, integrity and values; good judgment; analytical minds; the willingness to offer a diverse perspective; the ability to devote significant time to serve on our Board and its committees; and a commitment to representing the long-term interests of all our stockholders. As a collective, our Board has a broad set of competencies and experiences making it well suited to further the interests of ITEX, its stockholders and other stakeholders.

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Set out below are the education, specific experience, qualifications, attributes and skills of each of our directors which led the Board to the conclusion that each individual should be nominated as a director of the Company.

Steven White meets all of the Director qualifications described below—under “Director Qualifications and Nominations.” Mr. White has more than 28 years of entrepreneurial and executive and board-level experience in the barter industry, including principal executive officer positions, in addition to ITEX Corporation, at Ubarter.com and Cascade Trade Association. This extensive experience allows Mr. White to bring to the Board a deep insight into the operations, challenges and issues facing the Company and the barter industry in general.

Mr. White has served as the Chief Executive Officer of ITEX since the fourth quarter of fiscal 2003. Since that time ITEX has: (1) achieved eight consecutive years of profitable operations (fiscal 2004 through 2011); (2) increased revenue by 55%; (3) increased annual operational cash flow from a net loss in 2003 to $1.7 million in 2011; (4) increased stockholder equity from a negative ($481,000) in 2003 to $14.8 million in 2011; (5) increased cash from $104,000 at July 31, 2003, to $5.4 million at July 31, 2011; (6) returned $2.6 million to stockholders in the form of stock buybacks and cash dividends; (7) generated $9.5 million in operational profits; (8) generated $14.2 million in cash flow from operations; and (9) generated $19 million in pre-tax income.

From 1996 to 2000, Mr. White was the President and Chief Executive Officer of Ubarter.com, a web-based cashless trading community originally founded by Mr. White in 1983 as Cascade Trade Association, during which time he supervised and managed the affairs of a public company.  In June 2000, Mr. White directed the sale of Ubarter.com to Network Commerce, an Internet-based technology infrastructure and services company.

Eric Best meets all of the Director qualifications described below—under “Director Qualifications and Nominations.” In particular, Mr. Best has more than 16 years of entrepreneurial, executive, finance and board-level experience in the technology sector. Mr. Best’s technology experience includes founding MindCorps, an e-commerce systems integrator acquired by Amazon.com in 1999, and Emercis, an e-commerce tools provider acquired by Impressa in 2000.  Mr. Best founded and is currently CEO of Mercent Corporation, a profitable software-as-a-service venture backed by institutional investment from Madrona Venture Group, The Hillman Company, and TVC Capital, that enables retailers to sell through online merchandising channels.  Mr. Best also was founder and Chairman of Seattle-based Morse Best Innovation, a technical marketing agency serving clients such as Microsoft, Lexmark, and WRQ. Morse Best Innovation was sold in 2010. He also co-founded Impresys, a software product company that helps customers create more effective software marketing programs, presentations, and online tutorials. At Amazon.com, he helped manage the company’s major business partnerships and open technology platform initiatives. This experience allows Mr. Best to bring to the Board substantial knowledge of the technology sector and meaningful insight into the branding, commercialization, software development, financial and capital-related issues technology companies face. He is a graduate of Seattle Pacific University and a member of the SPU Entrepreneurial Studies Council and Society of Fellows.

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John A. Wade meets all of the Director qualifications described below—under “Director Qualifications and Nominations.” He served as Chief Financial Officer of Aptimus, Inc. (NASDAQ:APTM), a public online direct marketing company, from 1998 to 2007, while that company was involved in strategic and financing transactions. Prior to joining Aptimus, Mr. Wade served as CFO and COO for Buzz Oates Enterprises, a real estate development company. Mr. Wade is currently a principal at Wade Consulting. Mr. Wade has a Bachelor of Science degree in business administration with a concentration in accounting from the San Diego State University School of Business and has been a CPA since 1987.  Mr. Wade has more than 29 years of financial and accounting expertise, including developing disclosure and internal controls for public corporations. This experience allows Mr. Wade to bring to the Board substantial financial and accounting knowledge, process controls, and valuable insights as it reviews its strategic alternatives.

Executive Officers

Steven White has served as Chief Executive Officer and Interim Chief Financial Officer of the Company since June 2003. See background information above for Mr. White under the heading “Director Qualifications and Skills.”

The Board recommends that you vote “FOR” the election of each nominee for director named above using the enclosed WHITE proxy card.

CORPORATE GOVERNANCE

Meetings and Committees of the Board

The Board of Directors represents the interests of our stockholders as a whole and is responsible for directing the management of the business and affairs of ITEX. Our Board of Directors is currently composed of three members. Each director currently serves until the next annual meeting of stockholders or until his successor is duly elected and qualified. Our bylaws provide that the authorized number of directors may be between three and five, with the exact number to be determined by a majority of our Board of Directors or stockholders.

The Board of Directors held nine meetings during fiscal 2011 which were attended by all directors. There were four Audit Committee meetings during fiscal 2011 and two Compensation & Nominating Committee meetings, which were attended by all committee members. Directors are encouraged to attend the annual meetings of ITEX stockholders. All current directors attended the last annual meeting of stockholders. Below is a table that provides membership and meeting information for each of the Board committees:

Compensation
Name	Audit	& Nominating
Mr. Wade	¿ *	¿
Mr. Best	¿	¿ *
Total meetings in fiscal year 2011	4	2

* Committee Chairperson

The standing committees of the Board of Directors of the Company are the Audit Committee and the Compensation and Nominating Committee. Our Board of Directors may establish other committees to facilitate the management of our business. Below is a description of each committee of the Board of Directors.

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The Board of Directors has determined that each member of the Board of Directors, other than Steven White who is an executive officer, is “independent” as defined by the NASDAQ Marketplace Rules. The Board made such determinations based on the fact that neither of Messrs. Wade or Best have had, or currently have, any material relationship with the Company or its affiliates or any executive officer of the Company or his affiliates, that would currently impair their independence, including, without limitation, any such commercial, industrial, banking, consulting, legal, accounting, charitable or familial relationship. In making the independence determination, the following relationships were considered: The CEO of ITEX formerly served as an uncompensated board member of MorseBest, a company formerly controlled by Mr. Best, but the CEO did not serve on that company’s compensation committee. During fiscal 2010 and 2011, the Company retained Mr. Wade as a consultant to assist with internal audit matters, however payments for his services fall below the independence thresholds set forth in the NASDAQ Marketplace Rules. Mr. Wade also serves as part-time Director of Finance for Mercent Corporation, a company of which Mr. Best is the Chairman and CEO.

Audit Committee

The Audit Committee assists our Board of Directors in its oversight of the quality and integrity of our accounting, auditing, and reporting practices. The Audit Committee’s role includes discussing with management the Company’s processes to manage business and financial risk, and for compliance with applicable legal and regulatory requirements. The Audit Committee is responsible for the appointment, replacement, compensation, and oversight of the independent registered public accounting firm engaged to prepare and issue audit reports on our financial statements, and conferring with them concerning the scope of their examination of the books and records of the Company. The Audit Committee relies on the expertise and knowledge of management and the independent accounting firm in carrying out its oversight responsibilities. The specific responsibilities in carrying out the Audit Committee’s oversight role are set forth in the ITEX Audit Committee Charter, a copy of which is available on the investor relations portion of our website at www.itex.com.

The Audit Committee consists of Messrs. Wade and Best. During fiscal 2011 the Company retained Mr. Wade as a consultant to assist with internal audit matters. As a result, Mr. Wade does not meet the special standards of independent prescribed by the NASDAQ Marketplace Rules for audit committee members. Independence determinations are made by the full board, without counting the vote of the interested director. The Board believes that by virtue of his substantial financial and accounting knowledge, former experience as a CFO of a public company, ability to implement internal controls and procedures, and qualifications as an “audit committee financial expert,” Mr. Wade makes a valuable contribution to the Audit Committee, notwithstanding the fact that the audit committee is not composed solely of directors who satisfy the independence requirements of the NASDAQ Marketplace Rules for audit committee members. The Board has determined that John Wade has the requisite attributes of an “audit committee financial expert” as defined by Securities and Exchange Commission rules, which is basically limited to those who have prepared, audited, or directly supervised the audit of comparable public company financial statements. Our Board believes each Audit Committee member has sufficient experience and knowledge in financial and auditing matters to effectively serve and carry out the duties and responsibilities of the Committee.

Compensation and Nominating Committee

The Compensation Committee reviews retirement and benefit plans and salaries and incentive compensation to be provided to our executive personnel, employees, and consultants, and recommends appropriate compensation and benefit levels. The Compensation Committee also administers our current equity incentive plan, including recommending the issuance of grants and options under the plan to our employees, consultants and directors and, in general, oversees general policy matters relating to any compensation plans, including payroll, option, stock, medical and bonus plans.

18

In its function as Nominating Committee, the Committee is responsible for identifying and recommending to the Board of Directors qualified nominees to become board members and considers stockholder recommendations for nominees to fill board positions if such recommendations are received. The Nominating Committee also makes recommendations to the Board of Directors regarding the size and composition of the board, recommending board committee assignments, as well as carrying out the duties set forth in the ITEX Nominating Committee Charter. The ITEX Nominating Committee Charter is available on the investor relations portion of our website at www.itex.com. The Compensation and Nominating Committee consists of Messrs. Wade and Best. The Board has determined that the two members of the Compensation and Nominating Committee are independent as defined by NASDAQ Marketplace Rules.

Director Qualifications and Nominations

Minimum Qualifications and Nominating Process

The Nominating Committee has established certain minimum qualifications for directors, including being able to read and understand basic financial statements, being over 25 years of age, having business experience at a policy-making level, and having high moral character. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties. Their service on other boards of public companies should be limited to a number that permits them to perform responsibly all director duties. The Committee retains the right to modify these minimum qualifications from time to time.

The Committee’s process for identifying and evaluating nominees is as follows: In the case of incumbent directors whose terms of office are set to expire, the Nominating Committee reviews the directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with the Company during their term. Upon receipt of a recommendation from any source, including stockholders, the Committee will take into account whether a Board vacancy exists or is expected or whether expansion of the Board is desirable. In making this determination, the Committee may solicit the views of all directors. If the Committee determines that the addition of a director is desirable, it will assess whether the candidate presented should be nominated for Board membership. The Committee will use its network of contacts to compile a list of potential candidates, which may include candidates that come to the attention of the Nominating Committee through stockholders, search firms or other persons. While the Committee may consider whatever factors it deems appropriate in its assessment of a candidate for board membership, candidates nominated to serve as directors should in the Committee’s judgment:

•	be able to represent the interests of the Company and represent fairly and equally all of its stockholders, and not be disposed by affiliation or interest to advance or favor any particular individual, group or class of stockholders or other constituency;

•	possess the background and demonstrated ability to contribute to the Board’s performance of its collective responsibilities, through senior executive management or relevant professional experience;

•	Have a basic understanding of the principal operational and financial objectives and plans and strategies of the Company;

•	be able to contribute to the collective functioning of the Board;

•	be able to devote the time and attention necessary to serve effectively as a director; and

•	be able to attend Board meetings in person without an undue expense burden to the Company.

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 The Committee will consider whether the nominee must or should be independent, which determination is based upon the Company’s charter and bylaws, applicable securities laws, the rules and regulations of the SEC, applicable NASDAQ rules, and the advice of counsel. The Committee may also take into consideration whether a candidate’s background and skills meet any specific needs of the Board that the Committee has identified. The Committee will preliminarily assess the candidate’s qualifications with input from the chief executive officer. If, based upon its preliminary assessment, the Committee believes that a candidate is likely to meet the criteria for Board membership, the chairman will advise the candidate of the Committee’s preliminary interest and, if the candidate expresses sufficient interest, the chairman, with the assistance of the corporate office, will arrange interviews of the candidate with members of the Committee and with the chief executive officer, either in person or by telephone. After the members of the Committee and the chief executive officer have had the opportunity to interview the candidate, the Committee will meet to consider whether to recommend to the Board that it nominate the candidate for election to the Board.

The Committee does not have a specific policy regarding the diversity of the Board. Instead, the Nominating Committee considers the Board’s overall composition when considering director candidates who satisfy the factors outlined above, including whether the Board has an appropriate combination of professional experience, skills, knowledge and variety of viewpoints and backgrounds in light of the Company’s current and expected future needs. In addition, the Nominating Committee believes that it is desirable for new candidates to contribute to a variety of viewpoints on the Board, which may be enhanced by a mix of different professional and personal backgrounds and experiences.

Stockholder nominees

The Nominating Committee will consider director candidates recommended by stockholders, provided the recommendations include certain specified information. In addition, to be timely the recommendation must be received by the Corporate Secretary within the time period prescribed for “Stockholder Proposals” for proposals other than matters brought under SEC Rule 14a-8. See “Information About the Meeting and Voting — What is the deadline for submitting proposals for next year’s annual meeting or to nominate individuals to serve as directors? — Nomination of Director Candidates” on page 4. The Committee does not intend to alter the manner in which it evaluates candidates, including the criteria set forth above, based on whether the candidate was recommended by a stockholder or not.

Board Policies and Practices

Code of Ethics

We have adopted a Code of Ethics that applies to our executive officers, including financial officers and other finance organization employees. The Code of Ethics is available on the investor relations portion of our website at www.itex.com. Our Board did not grant any waivers of any ethics policies in fiscal 2011 to our executive officers. If we make any substantive amendments to the Code of Ethics or grant any waiver, from a provision of the code to our executive officers, we will disclose the nature of such amendment or waiver on that website or in a report on Form 8-K.

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Board Leadership Structure and Risk Oversight

The Board does not have a specific policy regarding separating the positions of chief executive officer and chairman. For the past eight years, the Company has not separated the positions, nor has it utilized a lead independent director. We value independent oversight, and all of our directors, except our chairman, are independent. Steven White is our chairman and chief executive officer. In this dual role, Mr. White is well situated to execute strategy and business plans to maximize stockholder value. He is able to utilize the focus and perspective he has gained in operating the Company to effectively and efficiently guide the Board. He fulfills his responsibilities in chairing the Board through close interaction with the other directors. We believe this leadership structure is appropriate for our current purposes and our stockholders at this time. Mr. White has served with distinction in his dual role as demonstrated by our financial performance. He is accountable to the Board, has a strong and effective working relationship with the other directors, and has the confidence of the Board to continue leading the Company forward. We also believe our Board leadership is enhanced by the fact that all of our directors live, work, and have business interests in our service area, and, therefore, have access to information about ITEX and its operations from sources other than our management’s presentations to the Board. Our internal and external auditors report directly to our Audit Committee and the full board. Furthermore, as a smaller reporting company we value parsimony, efficiency and cost savings. From the perspective of corporate performance, we see no operational reason to split the positions at this time. A combined position eliminates any potential conflict between the CEO and the chair which can be counterproductive for corporate performance.

Our Board is actively involved in oversight of risks that could affect the Company. The Board receives reports from members of our management team on areas of material risk to us, including operational, financial, legal and regulatory, and strategic risks. These reports are reviewed by the full Board, or, where responsibility for a particular area of risk oversight is delegated to a committee, the committee reviews the report and then reports to the full Board. Periodically, with the assistance of management, the Audit Committee undertakes an assessment of the main strategic, operational and financial risks the Company is facing based on its strategic objectives, and reviews the steps that management is taking to address and mitigate the risks. The Compensation Committee reviews our compensation programs company-wide to assess whether they encourage our employees to take unnecessary or excessive risks that could have a material adverse effect on our business. The Compensation Committee seeks to appropriately tailor compensation programs to encourage employees to grow our business, but not incent them to do so in a way that poses unnecessary or excessive material risk to the Company.

We recognize that different board leadership structures may be appropriate for companies in different situations. We will continue to re-examine our corporate governance policies and leadership structures on an ongoing basis to ensure that they continue to meet the Company’s needs and allow the Board to freely perform its management oversight function.

Director Compensation Table

The following table sets forth information concerning the compensation of the Company’s non-employee directors for fiscal 2011. Mr. White, an employee director, is excluded from the following table because we fully describe his compensation below under “Executive Compensation.”

Name	Fees Earned Or Paid in Cash	Stock Awards	Option Awards	All Other Compensation		Total

Eric Best	$30,000	$—	$—	$—		$30,000
John A. Wade	$30,000	$—	$—	$81,250	(1)	$111,250

(*)	Columns in the Director Compensation Table that were not relevant to the compensation paid to directors were omitted.

(1)	The amount includes consulting fees of $60,000 in cash and $21,250 in stock awards.

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Narrative to Director Compensation Table

During fiscal 2011, non-employee directors each received an annual board retainer of $30,000. No options or restricted stock awards were granted to non-employee directors for services as a director. No additional payments were made for committee service. No reimbursements were paid in fiscal 2011 for travel or other out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors or its committees and Board-related activities. John Wade was retained by the Company as a consultant to assist with internal audit matters, and was paid consulting fees of $60,000 in cash and $21,250 in stock awards in 2011. Stock awards for Mr. Wade reflect a restricted stock grant of 5,000 shares on March 30, 2011, valued at the grant date stock price of $4.25 per share. The stock award vests over a one-year service period. Steven White is an officer of the Company and did not receive separate compensation for services as a director.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth certain information that has been provided to the Company regarding the beneficial ownership as of March 2, 2012 of the Company’s common stock by (a) each person who is known by the Company to be a beneficial owner of more than five percent of the outstanding common stock of the Company, (b) each director or director nominee of the Company, (c) each of the named executive officers, and (d) all directors and executive officers of the Company as a group.

Name and Address (1) Of Beneficial Owner	Shares (2) Beneficially Owned	Percent (3) of Voting Shares

Current Directors and Executive Officers:
Steven White (4)	577,684	14.3%
Eric Best	25,000	*
John Wade (5)	57,000	1.4%

All current directors and executive officers as a group (3 persons)	659,684	16.3%

Other Beneficial Owners:
Western Sizzlin Corporation (6)	313,040	7.7%
The Polonitza Group (7)	208,687	5.2%

*	Less than one percent.

(1)	Except as noted below, the business address of the current directors and executive officers is c/o ITEX Corporation, 3326 – 160th Ave SE, Suite 100, Bellevue, WA 98008.

(2)	Beneficial ownership is determined in accordance with the rules of the SEC. In computing the number of shares beneficially owned and the percentage ownership of an individual or group, any shares that the individual or group may acquire within 60 days, including through the exercise of stock options or vesting of restricted stock units, are deemed outstanding. These shares, however, are not deemed outstanding for purposes of computing the ownership of any other person. To our knowledge, except as indicated in the footnotes to this table and subject to applicable community property laws, the stockholders named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

(3)	Percentage of beneficial ownership is based upon 4,040,925 voting shares outstanding as of the Record Date (including shares of unvested restricted stock).

(4)	Mr. White has 197,584 unvested restricted stock awards outstanding.

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(5)	Mr. Wade has 5,000 unvested restricted stock awards outstanding.

(6)	The address of Western Sizzlin Corporation is 416 South Jefferson Street, Suite 600, Roanoke, Virginia 24011.

(7)	The latest Schedule 13D filed by the beneficial owners indicated that 208,687 shares are held by David Polonitza, Richard and Greta Polonitza and Kirk Anderson (the “Polonitza Group”). The address of Mr. David Polonitza, chairman of the group’s nominating committee, is 2550 Nelsonville Road, Boston, Kentucky 40107.

Executive Compensation

The following table provides summary information about compensation received by our Chief Executive Officer (the “named executive officer”) for the fiscal years ended July 31, 2011 and July 31, 2010. The named executive officer did not receive stock options during fiscal years 2011 and 2010.

Summary Compensation Table*

Name and Principal Position	Year	Salary	Stock Awards (1)	All Other Compen- sation (2)	Total

Steven White, CEO and	2011	$250,000	$807,500	$10,980	$1,068,480
Interim CFO	2010	$235,577	$132,600	$59,916	$428,093

(*)	Columns in the Summary Compensation Table that were not relevant to the compensation paid to the named executive officer were omitted.

(1)	The amount represents the grant date fair value of stock awards, computed in accordance with FASB ASC 718. The value is based on the closing price of the Company’s common stock on the date of grant. Stock awards for Mr. White in 2011 reflect a restricted stock grant of 190,000 shares granted on March 30, 2011. The award vests over an 11.5 year period, for a value of $70,217 per year. Stock awards for Mr. White in 2010 reflect a restricted stock grant of 39,000 shares granted on October 8, 2009. The award vests equally over a 36-month period.

(2)	The 2011 amount includes $10,980 of dividends paid on unvested restricted stock. The 2010 amount includes a “tax gross-up” amount of $57,247 paid as reimbursement for taxes on income realized in connection with the grant of stock awards, $650 of dividends paid on unvested restricted stock, and $2,019 for 401(k) matching contributions. No “tax gross-up” amounts were paid in 2011.

Narrative to Summary Compensation Table

We have a 2004 equity incentive plan (the “2004 Plan”) which allows for grants of nonqualified and incentive stock options and stock awards to eligible employees, directors, officers or consultants. On October 8, 2009, we issued 39,000 shares of restricted common stock with a grant date fair value of $132,600 to Mr. White as equity incentive grants under the 2004 Plan. The shares vest over a three-year period, with one thirty sixth (1/36) of the granted shares vesting each month.

On February 14, 2011, the Board of Directors increased the aggregate number of shares available for issuance under the 2004 Plan by 400,000 shares. On March 30, 2011, the Company issued 392,000 restricted shares as equity incentive grants to 15 eligible recipients under the Plan, valued at the grant date stock price of $4.25 per share. These shares include 190,000 shares of restricted common stock issued to Mr. White with a grant date fair value of $807,500. Grants to employees have a service-based vesting period of five years from the date of grant, except that Mr. White’s shares vest over an 11.5 year period, with 19,000 shares first vesting in October 2013, and thereafter 19,000 shares vesting annually in October of each subsequent year.

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Employment and Change-in-Control Agreements. Our named executive officers are employed at will and do not have employment agreements. Our Compensation Committee believes that employment agreements generally encourage a short-term rather than long-term focus, provide inappropriate security to the executives and undermine the team spirit of the organization. The terms of our restricted stock awards to the named executive officer provide that each share of restricted stock issued under the 2004 Plan will immediately vest in the event that we are acquired by merger or asset sale, or in the event there is a change in control or ownership of ITEX.

On February 28, 2008, we entered into a Change in Control Agreement with Mr. White. The Change in Control Agreement defines the benefits Mr. White would receive in connection with a “change in control,” (as defined below), or change in control events coupled with the loss of his employment. Upon a change in control Mr. White would receive a lump sum payment equal to one times his base salary and immediate vesting of all equity-based compensation.

In the event the Polonitza Group nominees were elected to the board, this change in control payment to Mr. White would be $250,000 as of July 31, 2011, plus additional costs and accounting charges totaling approximately $85,244, plus immediate vesting of all equity-based compensation valued at $822,150 as of July 31, 2011 (See table below entitled “Outstanding Equity Awards at Fiscal Year End”).

If Mr. White were terminated as CEO after the Polonitza Group nominees were elected to the board, either by the Company without “cause,” or by Mr. White for “good reason” (as defined below) after a change in control occurs, Mr. White would receive a severance payment equal to two times his base salary, or an additional payment of $500,000 as of July 31, 2011. He would also receive a continuation of health and insurance benefits if the severance payment is made over a severance period rather than as a lump sum payment, which as of July 31, 2011 would add additional costs totaling approximately $20,330. The severance payment may be reduced if it would otherwise be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any similar tax. Under the agreement, Mr. White is subject to certain non-competition and non-solicitation provisions for one year after termination, and payment of severance benefits is conditioned upon his execution of a release of claims in favor of the Company.

A “change in control” generally is defined as of any of the following events: the incumbent directors cease to constitute a majority of the members of the board; the consummation of a consolidation or merger of ITEX with another business entity; any person becomes a beneficial owner, directly or indirectly, of 30 percent or more of the combined voting power of ITEX; the disposition of all or substantially all of the assets of ITEX: the closure and winding up of ITEX’s business and related affairs or the approval by stockholders of a plan of complete liquidation or dissolution of ITEX. “Good reason” for termination by the executive of his employment generally means the occurrence (without the executive’s consent) of any one of the following acts: the assignment to Mr. White of diminished duties or responsibilities; a reduction in his annual base compensation; a failure of the board to nominate him as a director of the Company; the relocation of his principal place of employment to a location outside of a 25-mile radius; the failure by the Company to pay him any portion of his current compensation or provide him substantially similar benefits; or any purported termination of his employment without specified notice.

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In addition to vesting by reason of death or disability or in the event of a “change in control” of ITEX, the restricted stock award agreement for Mr. White provides that any shares of restricted stock outstanding as of the date of his termination by the Company other than for “good cause” will become fully vested. For purposes of the award agreement, the term “good cause” means that the participant is terminated by majority vote of (excluding participant) the board of directors as a result of (1) the occurrence of one of the following: (i) serious misconduct, dishonesty or disloyalty, directly related to the performance of duties for the Company, which results from a willful act or omission or from gross negligence, and which is materially or potentially materially injurious to the operations, financial condition or business reputation of the Company or any significant subsidiary thereof; (ii) participant being convicted (or entering into a plea bargain admitting criminal guilt) in any criminal proceeding that may have a material adverse impact on the Company’s reputation and standing in the community; (iii) drug or alcohol abuse, but only to the extent that such abuse has an obvious and material effect on the Company’s reputation and/or on the performance of Participant’s duties and responsibilities; or (iv) willful and continued failure to substantially perform Participant’s duties; and (2) such event, conduct or condition that may result in termination for good cause is not cured within thirty days after written notice is delivered to participant from the Company. For these purposes, no act or failure to act shall be considered “willful” unless it is done, or omitted to be done, in bad faith without reasonable belief that the action or omission was in the best interest of the Company.

Personal Benefits. ITEX seeks to maintain a corporate culture in which its officers are not entitled to operate under different standards than other employees. We do not have programs for providing personal-benefit perquisites to officers, such as financial counseling, reserved parking spaces, athletic club memberships, company car, home security, permanent lodging or defraying the cost of personal entertainment or family travel. ITEX’s health care and other employee-benefit programs are the same for all eligible employees, including its officers.

Outstanding Equity Awards at Fiscal Year End

The following table provides information on unvested stock awards held by the named executive officers on July 31, 2011.

	Option Awards	Stock Awards

Name		Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)

Steven White, CEO	N/A	203,000	(1)	$822,150

(1)	Represents 13,000 shares of restricted common stock granted in 2009, which vest in thirty-six equal monthly installments over a three-year period, and 190,000 shares of restricted common stock granted in 2011, which vest over an 11.5 year period.

(2)	Market values have been calculated using a stock price of $4.05 (closing price of common stock on July 29, 2011, the last trading day of fiscal 2011).

Securities authorized for issuance under equity compensation plans

The following table gives information about equity awards under the Company’s 2004 Equity Incentive Plan and individual equity arrangements as of July 31, 2011.

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	(a)		(b)	(c)
Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights	Number of securities available for future issuance under equity compensation plans [excluding securities reflected in column (a)]
Equity compensation plans approved by security holders	―		―	0
Equity compensation plans not approved by security holders	20,000	(1)	$4.75	8,000	(2)
Total	20,000		―	8,000

(1)	Represents shares underlying a warrant issued to an investor relations consultant which expires March 1, 2015. There were no other outstanding options or warrants as of July 31, 2011.

(2)	Includes 20,000 shares underlying the warrant described in note (1) above, and 8,000 shares available for award purposes under the 2004 Equity Incentive Plan.

Transactions with Related Persons

Other than compensation arising from the employment relationship or transactions involving our chief executive officer described above (See “Executive Compensation”), ITEX and its subsidiaries had no transactions during our last fiscal year, nor are there any currently proposed transactions, in which ITEX or its subsidiaries was or is to be a participant, the amount involved exceeded $120,000, and any director or director nominee, executive officer, holder of more than 5% of our common stock or any of their immediate family members, or any promoter or control person, had a material direct or indirect interest.

Indemnification Agreements of Officers and Directors. Our bylaws provide that we will indemnify each of our directors and officers to the fullest extent permitted by Nevada law. Our directors and officers also may be indemnified against liability they may incur for serving in that capacity pursuant to a liability insurance policy maintained by ITEX for such purpose. ITEX maintains directors’ and officers’ insurance to cover its directors and officers for specific liabilities, including coverage for public securities matters. Further, ITEX has entered into separate indemnification agreements with its current executive officers and directors which include provisions providing for mandatory indemnification and for advancement of expenses by ITEX in the event of actions or proceedings against them.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires that our directors and executive officers, and persons who own more than ten percent of our common stock, including members of any 13(d) group, file with the SEC initial reports of ownership and reports of changes in ownership of our common stock and other equity securities. Officers, directors and greater-than-ten percent stockholders are required by the SEC regulation to furnish us with copies of all Section 16(a) forms they file. Specific due dates have been established by the SEC, and we are required to disclose in this report any failure to file by those dates. Based solely on our review of such forms in our possession and on written representations from reporting persons, we believe that there has been compliance with all Section 16(a) filing requirements applicable to our officers, directors and ten-percent beneficial owners except that the Pagidipati Family Partnership (a member of the Polonitza 13(d) group) was late filing two Forms 4, one with respect to a March 2011 purchase transaction which was subsequently reported on a Form 4 filed in March 2011, and one with respect to a July 2011 purchase transaction which was subsequently reported on a Form 4 filed in September 2011.

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Audit Related Matters

Independent Registered Public Accountants

The firm of Ehrhardt Keefe Steiner & Hottman PC (“EKS&H”) has been selected as independent registered public accountants for the Company. EKS&H has been our independent audit firm since 1998. Among other matters, the Audit Committee concluded that current requirements for audit partner rotation, auditor independence through limitation of services and other regulations affecting the audit engagement process substantially assist in maintaining auditor independence despite the long-term nature of EKS&H’s services to us. We obtain tax services from another service provider.

Fees Paid to EKS&H (Audit and Non-Audit Fees)

The following table presents the fees billed or to be billed to ITEX for audit and other services rendered by Ehrhardt Keefe Steiner & Hottman PC for the audit of our annual financial statements for the years ended July 31, 2011 and 2010.

Year Ended July 31	2011	2010

Audit Fees(1)	$108,625	$107,500
Audit Related Fees(2)	5,174	9,030
Tax Fees(3)	—	—

Total	$113,799	$116,530

(1)	Audit Fees include our quarterly reviews and performance of our annual audit.
(2)	Audit Related Fees consist of assurance and related services that are reasonably related to the performance of the audit or review of ITEX’s financial statements. This category includes fees related to the performance of audits and attest services not required by statute or regulations, and accounting consultations regarding proposed transactions and acquisitions.
(3)	Tax Fees consist of the aggregate fees billed for professional services rendered by EKS&H for tax compliance, tax advice, and tax planning.

Pre-approval Policies and Procedures

In accordance with Audit Committee policy, the Audit Committee pre-approves all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has pre-approved all of the services provided by Ehrhardt Keefe Steiner & Hottman PC referred to above. In some cases, the Audit Committee provides pre-approval for up to a year, related to a particular defined task or scope of work and subject to a specific budget. In other cases, a designated member of the Audit Committee may have the delegated authority from the Audit Committee to pre-approve additional services, and then must communicate such pre-approvals to the full Audit Committee. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval.

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Report of the Audit Committee

The following report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent the Company specifically incorporates it by reference into such filing.

The Audit Committee has reviewed and discussed with our management our audited consolidated financial statements for the fiscal year ended July 31, 2011. The Committee has discussed with Ehrhardt Keefe Steiner & Hottman PC (“EKS&H”), our independent registered public accounting firm, the matters required to be discussed by Statement on Auditing Standards No. 61 (“Communication with Audit Committees”), as amended, as adopted by the Public Company Accounting Oversight Board (“PCAOB”) in Rule 3200T.

The Committee has also received the written disclosures and the letter from EKS&H required by applicable requirements of the PCAOB regarding EKS&H’s communications with the Committee concerning independence and the Committee has discussed the independence of EKS&H with that firm.

Based on the Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the fiscal year ended July 31, 2011, for filing with the Securities and Exchange Commission.

Submitted by:

John Wade (Chairman)
Eric Best

RATIFICATION OF INDEPENDENT

REGISTERED PUBLIC ACCOUNTANTS

PROPOSAL 2

The Audit Committee has appointed the firm of Ehrhardt Keefe Steiner & Hottman PC (“EKS&H”), which firm was engaged as independent registered public accountants for fiscal 2011, to audit our financial statements for the 2012 fiscal year, ending July 31, 2012. A proposal to ratify this appointment is being presented to the stockholders at the annual meeting. If stockholders fail to ratify the appointment, the Audit Committee may reconsider this appointment. Even if the selection is ratified, the Audit Committee in its discretion may select a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of ITEX and our stockholders.

A representative of EKS&H is expected to be present at the meeting and will have the opportunity to make a statement and will be available to respond to appropriate questions.

The Board considers EKS&H to be well qualified and recommends that stockholders vote “FOR” ratification.

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OTHER MATTERS

Other Matters Brought Before the Meeting

The Board of Directors does not presently intend to bring any other business before the meeting, and, we are not aware of any matters to be presented, other than those described in this proxy statement. However if any business matters other than those referred to in this proxy statement should properly come before the meeting, the persons named in the proxy will, to the extent permitted by applicable rules of the Securities and Exchange Commission, use their discretion to determine how to vote your shares.

Proxy Solicitation

The cost of soliciting proxies on behalf of the Board of Directors will be borne by ITEX. These costs will include the expense of preparing, assembling, printing and mailing the notice, this proxy statement and any other material used in the Board’s solicitation of proxies to stockholders of record and beneficial owners, and reimbursements paid to brokerage firms and others for their reasonable out-of-pocket expenses for forwarding proxy materials to stockholders and obtaining beneficial owners’ voting instructions. We have not retained a proxy solicitor in conjunction with the annual meeting. In addition to soliciting proxies by mail, solicitations may be made by press release or through the investor relations portion of our website at www.itex.com, or personally, by telephone, fax, or email by our directors and officers and regular employees, who will not be additionally compensated for any such services. The employees used in our solicitation have public relations activities which are required to be performed as part of the normal course of their employment. Proxies may also be solicited by means of press releases and other public statements. Additional information about persons who are participants in this proxy solicitation is set forth in Annex A.

We estimate that our expenses related to the solicitation in excess of those normally spent for an annual meeting in the absence of a proxy contest (and excluding the salaries and wages of our regular employees and officers) will be approximately $60,000, of which approximately $15,000 has been incurred as of the date of this proxy statement.

Other Information

A copy of our Form 10-K for the fiscal year ended July 31, 2011 as filed with the Securities and Exchange Commission is available, without charge, upon written request directed to:

ITEX Corporation

Attn: Investor Relations

3326 160th Avenue SE, Suite 100

Bellevue, WA 98008

1-800-277-9722 (extension 4017)

You also may obtain our Annual Report on Form 10-K over the Internet at the Securities and Exchange Commission’s Web site, www.sec.gov.

By Order of the Board of Directors

John Wade
Secretary

Bellevue, Washington

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ANNEX A TO PROXY STATEMENT

SUPPLEMENTAL INFORMATION REGARDING PARTICIPANTS

The Company, its directors, its nominees for directors and certain of its officers and employees are participants in a solicitation of proxies in connection with the annual meeting. The directors, nominees for directors, officers and employees of the Company who are participants in the solicitation (the “Participants”) are listed below, together with the amount of the Company’s securities beneficially owned by each of these persons as of March 2, 2012.

The principal occupation of our directors and nominee Participants is set forth in this proxy statement under the section above entitled “Election of Directors” ─ Proposal 1. The principal occupations of the other officers and employees are listed below. The principal occupation refers to such person’s position with ITEX. The business address of each of the Participants is ITEX Corporation, 3326 – 160th Ave SE, Suite 100, Bellevue, WA 98008.

Name	Title	Shares Beneficially Owned
Steven White	Chief Executive Officer, Chairman of the Board	577,684	(1)
Eric Best	Director	25,000
John Wade	Director, Secretary, Treasurer	57,000	(2)
Rob Benson	VP - Operations	81,300	(3)
Alan Zimmelman	Investor Relations	64,089	(4)

(1)	Mr. White has 197,584, unvested restricted stock awards outstanding.

(2)	Mr. Wade has 5,000 unvested restricted stock awards outstanding.

(3)	Includes 1,400 shares owned by Mr. Benson’s spouse of which he disclaims beneficial ownership. Mr. Benson has 25,000 unvested restricted stock awards outstanding.

(4)	Includes 43,857 shares beneficially owned as trustee with voting and investment power over the Alan Zimmelman Revocable Trust. Mr. Zimmelman has 10,000 unvested restricted stock awards outstanding.

Information Regarding Arrangements with Certain Participants

Employment and Change in Control Agreements

As described in the proxy statement, Mr. White is party to a change in control agreement, as well as change in control provisions in his restricted stock award agreement. The change in control provisions require ITEX to make or provide certain payments and benefits to Mr. White in the event of a “change in control.” See page 23, “Narrative to Summary Compensation Table ─ Employment and Change-in-Control Agreements.”

A - 1

Franchisee Stock Purchase Agreements

On March 30, 2011, ITEX sold 151,250 shares of its common stock for $4.00 per share to nineteen of its franchisees. The aggregate purchase price of $605,000 is payable by six-year promissory notes with interest accruing at 2.44% per annum, the applicable federal rate in effect as of the closing. The stock purchase agreements permit eligible franchisees to automatically purchase the shares over a six-year period by making payments each operating cycle. ITEX will be paid each cycle by having the effective purchase price of the shares withheld from franchisee commission checks payable by ITEX under applicable franchise agreements.

Until the note is paid, the purchased shares have been pledged to and will be held by ITEX as collateral for the loan. Until both (1) all principal and interest payments under the note have been made in full by purchaser with respect to any shares proposed to be transferred, and (2) the first three years of the six-year purchase period has expired (on March 30, 2014), the purchased shares may not be transferred or sold (except for certain permitted transfers), and ITEX has been granted the right of first refusal exercisable in connection with any proposed sale or other transfer of the shares.

A voting agreement provides that the purchased shares will be voted in accordance with the recommendations of the board and an irrevocable proxy be given to the corporate secretary of ITEX until both (1) all principal and interest payments under the note have been made in full by purchaser with respect to any shares proposed to be voted, and (2) the first three years of the six-year purchase period has expired (on March 30, 2014). Accordingly, until March 30, 2014, ITEX has the right to vote 151,250 franchisee shares in favor of the election of director nominees and other matters recommended by the board, representing approximately 4.2%, of ITEX’s common stock entitled to be voted.

Except as described in the proxy statement or this Annex A, no Participant has entered into any agreement or understanding with any person respecting any future employment by ITEX or any of its affiliates or any future transactions to which ITEX or any of its affiliates will or may be a party.

Information Regarding Transactions in ITEX Securities by Participants

The following table sets forth all transactions that may be deemed purchases and sales of shares of common stock by the Participants within the past two years. Except where otherwise indicated, all transactions were pursuant to the Company’s equity compensation plan, and none of the purchase price or market value of those shares is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities.

Name	Date	Number of Shares (#)	Transaction Type
Steven White	3/30/11	190,000	Restricted stock award

John Wade	3/30/11	5,000	Restricted stock award

Rob Benson	3/30/11	25,000	Restricted stock award

Alan Zimmelman	3/30/11	10,000	Restricted stock award
	12/23/11	40	Private purchase
	3/13/11	20	Private purchase
	3/13/11	150	Private purchase
	12/23/10	1,100	Open market purchase
	12/22/10	200	Open market purchase
	8/20/10	22	Private purchase
	7/28/10	10	Private purchase
	7/28/10	10	Private purchase

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Miscellaneous Information Concerning Participants

Except as described in this Annex A or otherwise disclosed in the Proxy Statement, to the Company’s knowledge:

•	No associate of any Participant beneficially owns, directly or indirectly, any securities of the Company.

•	No Participant beneficially owns, directly or indirectly, any securities of the Company.

•	No Participant owns any securities of the Company of record that such Participant does not own beneficially.

•	Since the beginning of the Company’s last fiscal year, no Participant or any of his or her associates or immediate family members was a party to any transaction, or is to be a party to any currently proposed transaction, in which (a) the Company was or is to be a participant, (b) the amount involved exceeded or exceeds $120,000 and (c) any such Participant, associate or immediate family member had or will have a direct or indirect material interest.

•	No Participant or any of his or her associates has any arrangements or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.

•	No Participant is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or giving or withholdings of proxies.

•	No Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon at the Meeting other than, with respect to each director nominee, such nominee’s interest in election to the board.

Except as otherwise disclosed in the Proxy Statement, (a) no occupation carried on by any director or director nominee during the past five years was carried on with any corporation or organization that is a parent, subsidiary or other affiliate of the Company, (b) there are no family relationships among any of the directors, any of the director nominees and any executive officers of the Company, nor is there any arrangement or understanding between any director, director nominee, executive officer and any other person pursuant to which that director, director nominee or executive officer was selected as a director, director nominee or executive officer of the Company, as the case may be, and (c) there are no material proceedings in which any director, director nominee or executive officer of the Company is a party adverse to the Company or any of its subsidiaries, or has a material interest adverse to the Company or any of its subsidiaries.

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ITEX CORPORATION ATTN: INVESTOR RELATIONS 3326 – 160th AVE SE, SUITE 100 BELLEVUE, WA 98008

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time (8:59 P.M. Pacific Time) the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

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VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time (8:59 P.M. Pacific Time) the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

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VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by ITEX in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M27125-P00420-Z53776	KEEP THIS PORTION FOR YOUR RECORDS

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THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

ITEX CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote FOR the following:	For All ☐	Withhold All ☐	For All Except ☐	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.

1.	Election of Directors

Nominees

01) Steven White
02) Eric Best
03) John A. Wade

The Board of Directors recommends a vote FOR proposal 2.		For	Against	Abstain

2.	Ratify the selection of Ehrhardt Keefe Steiner & Hottman PC as our independent registered public accounting firm for the fiscal year ending July 31, 2012.	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or continuation thereof.

PRELIMINARY PROXY ─ SUBJECT TO COMPLETION

	Yes	No

Please indicate if you plan to attend this meeting.	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.	WHITE PROXY

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Electronic Voting Alternatives

Are you voting electronically? This year? Next year?

Although you received your proxy materials by mail this year, you can still vote the shares conveniently by telephone or by the Internet. Please see the reverse side for instructions.

Additionally, you can choose to receive next year’s proxy materials (Form 10-K, proxy statement, and voting form) electronically via e-mail. If you wish to accept this offer, you will need to provide your e-mail address and the last 4 digits of your Social Security number before you click the final submission button as you cast your vote this year on the Internet at http://www.proxyvote.com. By choosing to become one of ITEX’s electronic recipients, you help support ITEX in its efforts to reduce printing and postage costs and conserve natural resources.

If you choose the option of electronic delivery of proxy materials and voting via the Internet, you will receive an e-mail before the next annual stockholders’ meeting, notifying you of the website containing both the proxy statement and Form 10-K to be viewed before casting your vote at http://www.proxyvote.com.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice, Proxy Statement and Form 10-K are available at www.proxyvote.com.

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M26818-P00420-Z53776

W H I T E P R O X Y	ITEX CORPORATION Annual Meeting of Stockholders May 14, 2012 3:30 P.M. This proxy is solicited on behalf of the Board of Directors

The undersigned stockholder hereby appoints STEVEN WHITE and JOHN WADE, or each of them, as proxies, each with the power of substitution, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ITEX CORPORATION that the stockholder is entitled to vote at the Annual Meeting of Stockholders to be held at 3:30 P.M., Pacific Time on May 14, 2012, at the Red Lion Hotel Fifth Avenue, 1415 Fifth Avenue, Seattle, WA 98101, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations (i.e., FOR the election of the three director nominees, and FOR proposal 2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting or any adjournment or continuation thereof.

Continued and to be signed on reverse side